                                                                Exhibit 10.16(b)

                                                                 CHINA AGREEMENT

                      INDEX TO CHAIFA INVESTMENT, LIMITED
                           PRODUCT LICENSE AGREEMENT
                           -------------------------

THE SCHEDULE

PARAGRAPH                                                           PAGE NO.
- ---------                                                           --------
1.   GRANT OF LICENSE
     a.  Grant                                                        1 -  2
     b.  Term                                                              2
     c.  License Year and License Quarter                                  2
     d.  Territory                                                         3
     e.  Minimum Net Sales                                                 3

2.   COVENANTS OF LICENSEE
     a.  Use                                                          3 -  4
     b.  Best Efforts                                                      4
     c.  Royalties
         (i)   Guaranteed Royalties                                        5
         (ii)  Earned Royalties                                            5
         (iii) Interest                                                    5
     d.  Statements                                                   5 -  6
     e.  Payments                                                     6 -  7
     f.  Records and Audit                                            7 -  8
     g.  Expenses of Conducting Examinations                               8
     h.  Product Quality                                              8 -  9
     i.  Approval of Products, Wrapping
          Materials and Related Materials                             9 - 10
     j.  Title and Protection and Preservation
          of Trademarks and Copyrights                               10 - 12
     k.  Right to Subcontract and
          Lists of Sources and Customers                             12 - 13
     l.  Production Costs                                                 13
     m.  Inventory                                                        13
     n.  Trademarks and Non-Competitive Brands                       13 - 14
     o.  Indemnification and Product Liability
          Insurance                                                  14 - 15
     p.  Advertisinq Expenditures                                         15

3.   ADDITIONAL COVENANTS OF THE PARTIES
     a.  Reservation of Rights                                            16
     b.  Rights of Licensor                                               16

4.   TITLE AND PROTECTION
     a.  Indemnification by Licensor                                      17
     b.  Enforcement                                                 17 - 18

                      INDEX TO CHAIFA INVESTMENT, LIMITED
                           PRODUCT LICENSE AGREEMENT
                           -------------------------

                                  (Continued)


PARAGRAPH                                                            PAGE NO.
- ---------                                                            -------
5.   RELATIONSHIP BETWEEN THE PARTIES
     a.   No Joint Venture                                                18
     b.   Assignment                                                      18

6.   SUBLICENSING                                                         19

7.   DEFAULTS AND RIGHTS OF TERMINATION
     a. Defaults and Right to Cure                                        19
     b. Bankruptcy or Assignment for Creditors,
        Business Discontinuance                                           19
     c. Loss of Trademark Rights                                     19 - 20
     d. Impossible Performance                                            20

8.   TERMINATION OR EXPIRATION
     a. Effect of Termination or Expiration                               20
     b. Reserved Rights                                                   20
     c. Inventory                                                    20 - 21
     d. Continued Sales After Termination or
        Expiration                                                        21
     e. Equitable Relief                                                  21
     f. Continuity of Sales                                               22
     g. Guaranteed Royalties                                              22

 9.  NOTICES                                                         22 - 23

10.  INVALIDITY                                                           23

11.  CONSENTS AND APPROVALS                                               23

12.  APPLICABLE LAW                                                       23

13.  NO BROKER                                                            23

14.  TITLES                                                               23

15.  ENTIRE AGREEMENT                                                23 - 24


THE SCHEDULE referred to in the Agreement dated as of March 4, 1991

S.l.     THE LICENSOR:                    Playboy Enterprises, Inc.
                                          680 North Lake Shore Drive
                                          Chicago, Illinois 60611

S.2.     THE LICENSEE:                    Chaifa Investment, Limited
                                          Unit 1, 17/F Westlands Centre
                                          20 Westlands Road, Quarry Bay
                                          Hong Kong

S.3.     THE TRADEMARKS:                  PLAYBOY and RABBIT HEAD DESIGN

S.4.     THE TYPE OF LICENSE:             Exclusive

S.5.     THE USE OF THE TRADEMARKS:       Design, manufacture, advertise, sell
                                          and distribute

S.6.     THE PRODUCTS:                    Clothing specifically, men's and
                                          ladies underwear, swimwear, socks,
                                          robes, pajamas, outerwear, shirts,
                                          activewear, jeans and jeanswear,
                                          suits, scarves, hankies, ties, hats,
                                          caps, wristbands, headbands, shoes,
                                          and small leather goods, specifically,
                                          belts and luggage including tote bags.

S.7.     THE TERRITORY:                   People's Republic of China

S.8.     THE COMMENCEMENT DATE:           January 1, 1991

         THE EXPIRATION DATE:             December 31, 1994

S.9.     THE GUARANTEED ROYALTY:

            1st License Year (01/01/91 - 12/31/91) - $50,000
            2nd License Year (01/01/92 - 12/31/92) - $50,000
            3rd License Year (01/01/93 - 12/31/93) - $50,000
            4th License Year (01/01/94 - 12/31/94) - $50,000

S.10.    THE EARNED ROYALTY:

         Five percent (5%) of "net sales" (as defined in Paragraph 2.d.(ii) of the agreement) of the Products.

S.11.    MINIMUM NET SALES:  0

S.12.    THE ADDRESS WHERE BOOKS KEPT: See S.2

                                        PLAYBOY ENTERPRISES, INC.
                                               (LICENSOR)

                                        By /s/ M. E. Levenson
                                          --------------------------------

                                          CHAIFA INVESTMENT, LIMITED
                                                (LICENSEE)


                                        By /s/ John Chan Chun Tung
                                          --------------------------------

                          CHAIFA INVESTMENT, LIMITED
                          --------------------------

     This agreement is made as of the 4th day of March, 1991, between the corporation described in Paragraph S.1. of the Schedule attached hereto and made a part hereof (hereinafter called "Licensor") and the corporation described in Paragraph S.2. of the Schedule (hereinafter called "Licensee").

     WHEREAS, Licensor has certain rights to the trademark PLAYBOY and other trademarks identified in Paragraph S.3. of the Schedule (hereinafter collectively referred to as the "Trademarks");

     WHEREAS, Licensee recognizes that the Trademarks have been used:

          a. in an internationally distributed magazine (Playboy) published by Licensor or its subsidiaries, affiliates or licensees;

          b. in widespread advertising, publicity, broadcasting and telecasting and allied fields by Licensor, its subsidiaries and affiliates;

          c. in promotional and advertising material in diverse businesses by Licensor, its subsidiaries and affiliates;

          d. in the manufacture, advertisement, distribution and sale world-wide of a broad range of consumer products, including, but not limited to, jewelry, clothing, footwear, leather goods, audio and visual recordings, and personal health and home articles and accessories;

     WHEREAS, the parties hereto desire that Licensor grant to Licensee a license to use the Trademarks in the design, manufacture, advertising and sale of "Products" (as hereinafter defined);

     NOW, THEREFORE, in consideration of the mutual promises herein contained, it is mutuallY aqreed as follows:

     1.   GRANT OF LICENSE.
          ----------------

          a.   Grant:
               -----

               (i) Upon and subject to the terms and conditions hereinafter set forth, Licensor hereby grants to Licensee, and Licensee hereby accepts the right, license and privilege specified in Paragraph S.4. of the Schedule, of using the Trademarks in connection with, and only with, the use, specified in Paragraph S.5. of the Schedule, of specifically designated and approved articles of merchandise specified in Paragraph
          S.6. of
          the Schedule (such articles of merchandise bearing the Trademarks are hereinafter collectively referred to as the "Products") in the territory specified in Paragraph S.7. of the Schedule (hereinafter called the "Territory"). Such right, license and privilege is hereinafter called the "License."

               (ii) Nothing contained in this agreement shall prevent Licensor from (a) using or granting others the right or license to use the Trademarks on or in connection with the Products in any area of the world other than the Territory or on or in connection with any goods other than the Products in any area of the world including the Territory, (b) manufacturing or having manufactured in the Territory the Products for sale outside the Territory, or (c) producing or having produced limited quantities of the Products to be used in the Territory specifically for promotional and advertising purposes and not for sale. In-house direct mail order sales, premium sales and incentive sales of the Products are specifically excluded from this License and are expressly reserved by Licensor.

          b. Term: The term of this License shall commence on the date specified in Paragraph S.8. of the Schedule (hereinafter called "Commencement Date") and shall expire on the date specified in Paragraph
     S.8. of the Schedule, unless sooner terminated as provided under this agreement.

          c.   License Year and License Ouarter:
               --------------------------------

               (i) For all purposes under this agreement a "License Year" shall be twelve (12) consecutive calendar months commencing on the Commencement Date and ending twelve (12) months thereafter and each twelve (12) month period thereafter, and if the termination or expiration of this License is effective other than at the end of such twelve (12) month period, then the final less than twelve (12) month period ending on the effective date of termination or expiration shall be deemed to be a License Year.

               (ii) For all purposes under this agreement, a "License Quarter" shall be the first (lst) and each succeeding three (3) month period of each License Year; and if the termination of this License is effective other than at the end of a License Year, then the final less than three (3) month period ending on the effective date of termination shall be deemed to be a License Quarter.

     d. Territory: The License shall extend only to the Territory and the use by Licensee of the Trademarks shall be confined to the Territory.

     e. Minimum Net Sales: Anything in this agreement to the contrary notwithstanding, if Licensee's "net sales" (as hereinafter defined), in any License Year shall be less than the Minimum Net Sales specified in Paragraph
S.11. of the Schedule for the Territory in such License Year, then Licensor shall have the right at any time to either declare the License in the Territory to be a non-exclusive License thereby giving Licensor the right to design, manufacture, advertise, distribute and sell the Products itself or grant non-exclusive licenses to other parties to design, manufacture, advertise, distribute and sell the Products; or terminate the License herein granted by notifying Licensee of its election to terminate within thirty (30) days after Licensor's receipt of the statement for such License Year for which Minimum Net Sales were not attained. Such declaration of non-exclusivity or termination as set forth above shall have no effect upon the amounts due and payable to Licensor for periods prior to or after such declaration or deletion or prior to termination.

2.   COVENANTS OF LICENSEE.

     a.   Use:

          (i) Subject to Licensor's prior approval as hereinafter required, Licensee shall commence the manufacture, sale and distribution of each and every one of the Products as soon as practicable after the Commencement Date. If Licensee has not commenced the manufacture, sale and distribution of an approved line of Products within 6 months (180 days) of the Commencement Date, Licensor may elect to treat such an occurrence as an incurable default by Licensee under this agreement. If, during any License Year, Licensee has not on a regular and ongoing basis sold or distributed any specific Product within the category of Products under Paragraph S.6. of the Schedule in the Territory, Licensor shall have the right to delete any one or more of such Products from this License upon not less than thirty (30) days prior written notice to Licensee with the effect that Licensee shall have no further right to manufacture, sell or distribute such Products and Licensor may license such right to manufacture, sell or distribute to any party Licensor may designate.

          (ii) Licensee shall not cause or authorize any use of the Trademarks in any area of the world outside the Territory and shall not knowingly manufacture, sell or otherwise deal with or distribute any of the Products on behalf of, or to, any person, firm or corporation, that Licensee believes or has reason to believe intend, or are likely, to deal with the same in any way outside the Territory. Licensee shall, upon notice from Licensor, immediately and permanently cease delivering Products to any person, firm or corporation named in such notice as one that directly or indirectly deals with the Products outside the Territory. (However, Licensee may manufacture the Products outside the Territory provided that Licensee strictly complies with Paragraph 2.k. herein.)

          (iii) Licensee warrants and represents that it has, and will continue to have throughout the entire term of this agreement, the legal right to enter into this agreement and to assume the obligations hereunder and that there are no, and Licensee shall not enter into during the term hereof, contracts, agreements or understandings with anyone which would in any way restrict or prevent Licensee or Licensor from their performances and obligations under this agreement or which would in any way interfere with Licensor's contractual relationships with any other Licensees, subsidiaries, affiliates or other 3rd parties. Licensee shall be responsible for obtaining, at its own expense, any and all licenses, permits, approvals (including governmental or other agency licenses, permits and approvals) necessary for Licensee to design, manufacture, advertise, distribute and sell the Products, or to pay royalties or taxes or to fulfill any other obligation or exercise any right of Licensee under this License. In the event Licensee is unable, for any reason, to obtain prior to the Commencement Date or maintain throughout the term of this License all of the necessary permits, licenses or approvals, Licensor shall have the right to terminate this agreement upon notice to Licensee without any period of grace and without any obligation to Licensee whatsoever.

     b. Best Efforts: Licensee shall, throughout the term of the License and as permitted by this agreement, constantly use its best efforts in the advertising, promoting, selling and distributing and any other dealing with or disposal of the Products to protect the good name and goodwill associated with the Trademarks and Licensor and to obtain the greatest number of sales of the Products throughout the entire Territory and the entire term of this agreement.

     c.   Royalties:

          (i) Guaranteed Royalties: Licensee shall pay to Licensor or its nominee guaranteed minimum royalties (hereinafter called "Guaranteed Royalty" or "Guaranteed Royalties") in the amount specified in Paragraph
     S.9. of the Schedule; which shall be payable in four (4) equal installments with each such installment due on or before the first (lst) day of each License Quarter of each such License Year. Licensee's obligation to pay Guaranteed Royalties hereunder shall be secured by an irrevocable letter of credit in Licensor's favor in form and content reasonably satisfactory to Licensor and drawn on a bank reasonably satisfactory to Licensor. Licensee will provide Licensor with a copy of such letter of credit upon execution of this agreement for the first (lst) License Year and will provide Licensor with letters of credit for each subsequent License Year not later than thirty (30) days prior to the first (lst) day of each such subsequent License Year.

          (ii) Earned Royalties: In addition to Guaranteed Royalties, Licensee shall pay to Licensor or its nominee percentage royalties (hereinafter called "Earned Royalties") for each License Year in the amount equal to the amount by which in each License Year the amount specified In Paragraph
     S.10. of the Schedule exceeds the Guaranteed Royalty for such License Year. Earned Royalties shall be payable in accordance with the terms and conditions of Paragraph 2.d. and 2.e. below.

          (iii) Interest: All sums including but not limited to the Guaranteed and Earned Royalties, that shall not be paid on the due date shall bear interest at an amount equal to the highest percentage allowed by law over the prime rate of interest as established by The First National Bank of Chicago in Chicago, Illinois applicable to ninety (90) day commercial loans effective on the date that such sum should have been paid from such due date until the date on which such sum is paid in full.

     d.   Statements:

          (i) Within forty-five (45) days after each License Quarter, Licensee shall furnish to Licensor or its nominee a complete and accurate statement in a format acceptable to Licensor certified to be true by the Chief Financial Officer or Company Secretary of Licensee showing for the preceding License Quarter and the License Year through such period (a) a listing of Licensee's accounts in each country of the Territory and the units and description of all the Products distributed and sold to each such account or otherwise disposed of by Licensee; (b) the computations of "net sales" (as hereinafter defined) on all such sales; and
     (c) the computation of Earned Royalties as set forth in Paragraph 2.c.(ii) hereof and the amount of Earned Royalties due and payable thereon. When during any License Year such statement shows that the amount of the Guaranteed Royalty for such License Year has been exceeded, Licensee shall commence payment of Earned Royalties for such License Year by remittance, accompanying such statement, of Earned Royalties payable through the period covered by such statement. Any overpayments or underpayments of Earned Royalties caused by errors in prior quarterly statements revealed by the statement for the last License Quarter of any License Year shall be immediately adjusted by the parties. Such statement shall also reflect the advertising expenditures made by Licensee through such period pursuant to Paragraph 2.o. hereof (which will include the details of all such advertising expenditures, supported by copies of vouchers and copies of any print advertising).

          (ii) As used in this agreement, the term "net sales" means the invoice price charged by Licensee for the Products less (x) refunds, credits and allowances actually made or allowed to customers for returned Products, (y) customary trade discounts (including anticipations) afforded to and actually taken by customers against payment for the Products and (z) value added tax assessed on sales (only where applicable). If Licensee sells Products to a marketing organization or any individual or company in whole or in part controlled by Licensee, the invoice price used to determine net sales hereunder shall be the invoice price at which the Products are resold by such entity to an unrelated customer in an arm's length transaction

          (iii) In the event the percentage of returns of Products in any License Year exceeds thirty percent (30%) of net sales for such License Year, Licensor may elect to treat such an occurrence as an incurable default by Licensee under this agreement.

     e.   Payments.

          (i) All payments Licensee is required to make by the terms of this Agreement shall be made in United States Dollars through a bank specified by Licensor. No deduction shall be made for income or other taxes without Licensor's written permission, unless Licensee is compelled to do so by law; in which case Licensee shall provide Licensor with evidence that such tax has been paid in the proper amount. Licensee shall give due notice to Licensor of any such proposed deductions. In the event payments in the manner provided in this Paragraph 2.e. shall become impossible or illegal by reason of the action of governmental authority, then, at Licensor's option, this Agreement may be terminated; and whether or not Licensor exercises such option, while such restrictions remain in effect, all payments due Licensor shall be made to an account in the Territory, or elsewhere where permitted by law, to be designated by Licensor.

          (ii) In determining the proper rate of exchange to be applied to the payments due hereunder, it is agreed that:

               (a) Licensee shall calculate Earned Royalties on a calendar month basis in local currency (with each such month considered to be a separate accounting period for the purpose of computing Earned Royalties).

               (b) Licensee shall compute a conversion of each such monthly total into United States currency utilizing the rate of exchange in effect on the last day of each relevant calendar month as determined by the Bankers Trust Co. of New York City, New York (U.S.A.).

               (c) The converted amounts (in U.S. currency) shall be added together on a cumulative basis and when during any License Year such computation shows that the amount of the Guaranteed Royalty for such License Year has been exceeded, Licensee shall commence payment of Earned Royalties for such License Year by remittance of such excess in U.S. currency to Licensor; which remittance will accompany the statement required by Paragraph 2.d.(i) hereof. If there is no excess, no Earned Royalties will be payable for such License Year by Licensee (but in no event shall Licensor be responsible for returning to Licensee any portion of the Guaranteed Royalties paid or payable).

     f. Records and Audit: Licensee shall keep accurate books of account and records (including but not limited to utilization of consecutively numbered invoices) covering all transactions relating to this agreement or arising out of this License (which records shall be maintained separately from Licensee's books and records relating to other items manufactured or sold by Licensee) and shall permit Licensor or any of its nominees, employees or agents to have full access to and to inspect the same at all reasonable hours of the day to enable Licensor and its nominees, employees or agents to conduct an examination of and to copy, at Licensor's expense, all such books and records. Licensee shall maintain in good order and condition all such books and records for a period of two (2) years after the expiration or termination of the License or, in the event of a dispute between the parties hereto, until that dispute is resolved, whichever date is later, and such books and records shall be kept at the address stated in Paragraph S.12 of the Schedule; except as such address may be changed from time to time in accordance with Paragraph 9. hereof. Receipt or acceptance by Licensor of any statement furnished pursuant hereto or any sums paid by Licensee hereunder shall not preclude Licensor from questioning the correctness thereof at any time, and if any inconsistencies or mistakes are discovered in such statement or payment, they shall be immediately rectified and prompt adjustment and corresponding payments shall be made to compensate therefor. In the event of an underpayment by Licensee in excess of nine percent (9%) in any License Year, Licensor may elect to treat such occurrence as an incurable default by Licensee under this agreement.

     g. Expenses of Conducting Examinations: If an examination referred to in Paragraph 2.f. above discloses an overpayment or underpayment of Earned Royalties, the appropriate amount shall be immediately paid or refunded to the party entitled thereto. If such examination reveals that for the period covered by such examination there is an error of five percent (5%) or more in the Earned Royalty previously reported as being due from Licensee, all expenses involved in the conducting of such examination shall be borne by Licensee. If such error is less than five percent (5%), such expenses shall be borne by Licensor.

     h. Product Ouality: Licensee hereby warrants and agrees that, the Products manufactured, advertised, promoted, sold or distributed under this agreement shall bear faithfully produced Trademarks and shall meet the high standards of quality, workmanship, material, design, size, color and style established by Licensor in accordance with the terms and conditions of this agreement; and Licensee will not knowingly cause or authorize any Product not conforming to the conditions of this agreement to be available for sale within the Territory as doing so may adversely affect Licensor's goodwill in the Trademarks. All Products made available for sale in the Territory shall conform to and comply with, in all respects, all governmental, jurisdictional and local laws, rules and regulations governing the design, quality or safety of such Products. Licensee shall not cause or authorize: (i) the use of any substandard or offensive materials in Products; (ii) in its actions under or related to this License, any violation of any governmental, jurisdictional or local law or regulation, including, but not limited to, regulations imposing advertising standards or requiring trade or content description of Products; or (iii) the use of the Trademarks or any other word, device or symbol associated in any way with Licensor, its subsidiaries and affiliates in connection with any product or activity that is not the subject of this License.

     i.   Approval of Products, Wrapping Materials and Related Materials:

          (i) Licensee understands and agrees that all Products and other items bearing the Trademarks or intended for use in connection with the Products (including, but not limited to, cartons, containers, labels, wrappers, packages and other inner and outer packaging materials, fixtures, displays, artwork, printing, advertising, sales, marketing and promotional materials - collectively hereinafter called "Wrapping Materials and Related Materials") must be approved in advance by Licensor. Licensee shall, at its own expense submit to Licensor or its nominee for written approval, samples of each of the Products, Wrapping Materials and Related Materials, which shall include, but not be limited to: (a) an initial sketch or photograph;
     (b) a sample, prototype or equivalent acceptable to Licensor; and (c) two
     (2) actual manufactured or produced Products, Wrapping Materials or Related Materials in its final form as intended to be sold and distributed by Licensee. In no event shall Licensee commence or permit the mass manufacture, advertisement, sale or distribution of any Product, Wrapping Material or Related Material until Licensee has received Licensor's written approval of the actual manufactured samples of same pursuant to (c) above. While Licensor shall have the sole and absolute discretion to approve or withhold approval of any Product, Wrapping Material or Related Material or any sample of them throughout each stage of development of same without providing any reasons to Licensee, Licensor shall only withhold approval on the actual manufactured items submitted pursuant to (c) above because such items do not conform to the previously approved samples. In the event Licensor fails to signify its approval or disapproval of any Product, Wrapping Material or Related Material within fourteen (14) days of Licensor's receipt of same, Licensor shall be deemed to have disapproved of same.

          (ii) To ensure that all of the Products, Wrapping Materials or Related Materials dealt with by Licensee are constantly maintained in conformance with the previously approved samples, Licensee shall, within seven (7) days of a demand from Licensor, dispatch to Licensor, at Licensee's expense, samples of any of the Products, Wrapping Materials or Related Materials that Licensee is using, manufacturing, selling, distributing or otherwise disposing of under the terms of this agreement for inspection. In addition, Licensor and its designated agents and representatives shall have the right to enter upon and inspect, at all reasonable hours in the day, any office, factory, warehouse or other facility where any of the Products, Wrapping Materials or Related Materials are designed, manufactured, stored or otherwise dealt with and to take, without payment, such samples of any of the Products, Wrapping Materials and Related Materials as Licensor reasonably requires for the purposes of such inspection.

          (iii) If any Product, Wrapping Material or Related Material dispatched or taken pursuant to (ii) above or otherwise comes to the attention of Licensor does not conform in Licensor's sole opinion to the previously approved samples, Licensor shall so notify Licensee, in writing, specifying in what respect such Product, Wrapping Material or Related Material is unacceptable. Immediately upon receipt of such notice, Licensee shall suspend all manufacture, sale and distribution of and shall call back from Licensee's customers all such Product, Wrapping Material or Related Material and shall not resume the manufacture, sale or distribution of such item or items unless and until Licensee has made all necessary changes to the satisfaction of Licensor and has received Licensor's written reapproval of such Product, Wrapping Material or Related Material.

          (iv) Product, Wrapping Materials or Related Materials that are not approved by Licensor or that are determined by Licensor to be "off-quality" shall not be sold, distributed or otherwise dealt with by Licensee. All such Products, Wrapping Materials or Related Materials shall be destroyed by Licensee with, if Licensor so requests, an appropriate certificate of destruction provided to Licensor. Sales by Licensee of off-quality or unapproved Products, Wrapping Materials and Related Materials shall constitute a material default under the terms of this agreement.

     j.   Title and Protection and Preservation of Trademarks and Copyriqhts:

          (i) Licensee hereby acknowledges; the great value of the goodwill associated with the Trademarks; the worldwide recognition of the same; that the proprietary rights therein, and goodwill attached thereto, are solely owned and belong to Licensor; that the Trademarks and other words, devices, designs and symbols have a secondary meaning that is firmly associated in the mind of the general public with Licensor, its subsidiaries and affiliates and their respective publications, published material and other activities; and that any additional goodwill attached to the Trademarks, created through the use of such Marks by Licensee shall inure to the benefit of Licensor alone. During and after the term of the License, Licensee shall not:

               (a) attack or question the validity of, or assist any other person in such action, the title or any rights of Licensor, its subsidiaries and affiliates or any of their respective licensees or sublicensees in and to the Trademarks or any other trademark, copyright or such other intellectual or intangible property associated or connected with Licensor, its subsidiaries or affiliates or any of its or their publications, published material or other activities or licensees;

               (b) directly or indirectly seek for itself, or assist any third party to use or acquire, any rights, proprietary or otherwise, in any patent, trademark, copyright or such other intellectual or intangible property so associated or connected, without the prior written authority of Licensor;

               (c) in any way seek to avoid its obligations under this agreement because of the assertion or allegation by any person(s) that the Trademarks or any of them are invalid or by reason of any contest concerning the rights of Licensor;

               (d) file or prosecute trademark applications regarding Licensee's use of the Trademarks unless asked to do so in writing by Licensor. Licensee will cooperate with Licensor in connection with any such filings.

          (ii) Licensee shall:

               (a) use the Trademarks in each jurisdiction strictly in accordance with the legal requirements in such jurisdiction. Licensee shall cooperate fully with Licensor in preparing and causing to be recorded in every jurisdiction where applicable Register User agreements and all other documents which may be necessary or desirable to evidence, protect and implement the riqhts of Licensor pursuant to this agreement. Upon expiration or termination of this agreement for any reason whatsoever, Licensee shall execute and file documents, as required by Licensor, terminating any and all Register User agreements and other documents regarding the Trademarks or, at Licensor's option shall, and hereby does, authorize and empower Licensor to terminate all Registered User or other documents regarding the Trademarks on Licensee's behalf and in Licensee's name.

               (b) affix or imprint irremovably and legibly on each Product, and on, or within all Wrapping Material and Related Material such trademark credit notices and copyright notices as Licensor directs;

               (c) manufacture, sell, distribute or otherwise deal with Wrapping Materials and Related Materials solely in connection with the Products;

               (d) not cause or grant permission to any third parties to acquire any copyright or other proprietary right in connection with any word, device, design or symbol used by Licensee in connection with any of the Products, Wrapping Materials or Related Materials.

     k. Right to Subcontract, Licensees Financial Statements and Lists of Sources and Customers:

          (i) Licensee may subcontract the manufacture of any Product (or portion of any Product) bearing the Trademarks under this agreement provided Licensee obtains from any and all such subcontractors an agreement in writing, with a copy to Licensor, that no use of the Trademarks will be made for any purpose other than supplying Products solely to Licensee;

         (ii) With the statement submitted at the end of each License Year pursuant to Paragraph 2.d.(i) hereof and at any other time so requested by Licensor, Licensee shall provide Licensor: a) copies of Licensee's most recent financial statements, such as annual reports, 10-K's, balance sheets or other similar public documents that indicate Licensee's financial status; and b) with an updated list of the names and addresses of all manufacturing sources, suppliers, dealers, wholesalers, retailers and customers who have been engaged in the manufacture, sale, distribution or other dealings with the Products, Wrapping Materials and Related Materials during the term of the License (such list shall include customers to whom Products, Wrapping Materials or Related

      Materials have been delivered after the expiration or termination of this License); and such list shall, if so requested by Licensor, contain the full specification of any designs, utility models, patents or trademarks that may be involved, directly or indirectly, in the manufacture, production or distribution of any of the Products, Wrapping Materials or Related Materials; and Licensee shall obtain the consent of any relevant third parties for such disclosure.

      l. Production Costs: Except as provided in Paragraphs 1.a.(ii) and 2.o. hereof, Licensee shall be responsible for and shall assume and pay for all costs and expenses related to the design, manufacture, sale, promotion, advertising and distribution of the Products.

      m. Inventory: It is the intent of this agreement that, insofar as practical, Licensee shall at all times be able to fulfill all orders for Products promptly and yet not have an excessive inventory on hand at the time of the termination or expiration of this License. Within forty-five (45) days after each License Year or within ten (10) days of a request from Licensor, Licensee will furnish Licensor with a statement signed by the Chief Financial Officer or Company Secretary of Licensee, setting forth in detail the quantities of finished goods and work in progress inventories of the Products.

     n.   Trademarks and Non-Competitive Brands:

          (i) Licensee shall not during or after the term of this agreement use or cause or authorize to be used any words, device, design or symbol confusingly similar to the Trademarks. Permutations of the Trademarks, secondary marks or new words, devices, designs, slogans or symbols shall not be used on or in connection with the Products without Licensor's prior written consent and approval. Upon such authorization by Licensor and use by Licensee, such permutations, secondary marks, words, devices, designs, slogans and symbols shall be and become the property of Licensor and shall be included as Trademarks subject to this agreement. Should Licensee create or develop any packaging or tradedress unique to the Products, such packaging or tradedress shall be and become the property of Licensor and shall not be used by Licensee on or in connection with any other product or merchandise during or after the term of this agreement. Upon termination or expiration of this agreement or at any other time Licensor so requests, Licensee will assign, without charge to Licensor, all of Licensee's right, title and interest, including all rights of copyright, in and to such packaging or tradedress and shall cooperate fully with Licensor in preparing and recording whatever documentation may be necessary to effect said assignment.

          (ii) Licensee shall not during the term of this agreement manufacture, distribute, advertise, promote, sell or deal with in any way in the Territory any product that is in Licensor's sole and absolute judgment competitive with the Products produced by Licensee under this agreement without Licensor's prior written consent.

          (iii) Licensee shall not during or after the term of this agreement and use color combinations or designs or styles unique to the Products on or in connection with any other brand of product and will assign to Licensor the beneficial ownership of all rights that Licensee has acquired or may acquire in such color combinations, designs or styles upon expiration or termination of this agreement.

     o.   Indemnification and Product Liability Insurance:

     Licensee shall:
          (i) indemnify, defend and hold Licensor, its subsidiaries and affiliates, their respective shareholders, licensees, franchisees, and the agents, officers, directors and employees of all the foregoing harmless from any costs, claims, suits, losses, damages and expenses (including attorneys' fees) arising out of or in connection with the manufacture, sale, distribution or any other dealing whatsoever with the Products or any other alleged action whatsoever by Licensee or arising out of any alleged defect in any of the Products or non-conformity to or non-compliance with any statutory or other regulations pertaining to the design, quality, safety, advertising or marketing of the Products, Wrapping Materials and Related Materials;

          (ii) Forthwith obtain and maintain, at its own expense, satisfactory product liability insurance in the minimum amount of Five Million Dollars ($5,000,000.00) of primary and umbrella coverage from an insurance company reasonably satisfactory to Licensor and qualified to transact business in the Territory (such insurance policy shall name Licensor, its subsidiaries and affiliates, and their respective shareholders and licensees and the agents, officers, directors and employees of all of the foregoing, as required by Licensor, as additional insureds (as Licensors) by reason of the indemnity contained in this Paragraph 2.o. and shall evidence the insurer's agreement that such insurance shall not be amended, cancelled, terminated or permitted to lapse without thirty (30) days' prior written notice to Licensor), and provide Licensor with a certificate of such insurance upon execution of this agreement by Licensee and on each anniversary date of the grant or issue of each such policy evidencing that each such policy has not been altered with respect to Licensor, its subsidiaries and affiliates in any way whatsoever nor permitted to lapse for any reason, and evidencing the payment of premium of each such policy;

          (iii) cause such policies to be in full force and effect prior to the commencement of any manufacture, sale, distribution or dealing with any of the Products whatsoever. Failure by Licensee to obtain the required insurance prior to the commencement of any manufacture, sale, distribution or dealing with any of the Products whatsoever or failure by Licensee to adequately maintain such insurance during the term of this License shall be an incurable default by Licensee under this agreement.

      p. Advertisinq Expenditures: In addition to all other amounts or payments, and not to be credited against any Guaranteed or Earned Royalty payment otherwise required under this agreement, Licensee agrees to expend within each License Year for advertising and promotion (specifically trade and/or consumer media such as newspapers, magazines, television and/or radio, but specifically excluding displays, fixtures or other point-of-sale materials), not less than three percent (3%) of Licensee's net sales for such License Year. A portion of such advertising sums shall be paid to Licensor as follows:

          (i) Concurrently with the remittance of the statements required under Paragraph 2.d.(i) hereof, Licensee shall remit to Licensor for use in Licensor's advertising and promotion pool an amount equal to one percent (1%) of Licensee's net sales for the time period covered by such statement, which amount shall be credited against Licensee's annual advertising expenditures required herein.

          (ii) If the report included with the statement required under Paragraph 2.d.(i) hereof for the last License Quarter of each License Year shows that the required amount has not been spent, the difference between the amount actually spent and the amount to be spent must be remitted to Licensor for use in Licensor's advertising and promotion pool within thirty
     (30) days after such statement is due.

3.   ADDITIONAL COVENANTS OF THE PARTIES.
     -----------------------------------

     a. Reservation of Rights: All rights not expressly and specifically granted herein to Licensee are reserved by Licensor.

     b. Riqhts of Licensor: Without limiting the generality of Paragraph 3.a. hereof, nothing herein contained shall be construed as prohibiting Licensor, its subsidiaries and affiliates from:

          (i) purchasing any of the Products from Licensee and offering any such Products for sale and selling same to consumers in connection with any business or event operated or sponsored by Licensor, its subsidiaries and affiliates or through a direct mail fulfillment programs which Licensor may designate. Licensee shall have the option to fill all such orders at such prices as given to other customers ordering the same quantities of similar merchandise. Licensee shall have thirty (30) days from the date it receives such orders within which to notify Licensor of the exercise of Licensee's option. In the event Licensee does not exercise such option or fails to notify Licensor of the exercise of such option within the thirty (30) day time limit, anything in this Paragraph 3.b. or elsewhere in this agreement to the contrary notwithstanding, Licensor, its subsidiaries and affiliates shall be allowed to purchase such Products from other manufacturing sources without liability to Licensee and sell such Products as indicated in this Paragraph 3.b.

          (ii) In the event of any such sale of Products by Licensee to Licensor, Licensee shall ship or deliver such Products either directly to Licensor or, as Licensor may direct, to any other business concern or person. Such sales of Products by Licensee to Licensor shall be, at Licensor's option, at such prices less the applicable Earned Royalty. If Licensor elects to have such sales made less the applicable Earned Royalty, Licensee will not have to pay additional royalties on such sales and will not be required to include such sales in the statements required under Paragraph 2.d.(i) hereof. Licensee may, however, include such sales in the computation of net sales under Paragraph l.c. hereof. Licensee shall bill Licensor in accordance with Licensee's normal billing procedure for any such Products shipped or delivered.

4.   TITLE AND PROTECTION.
     --------------------

     a. Indemnification by Licensor: Licensor represents and warrants that: it is the owner of the Trademarks; the Trademarks are valid; and the Trademarks are, to the best of its knowledge, free from any claim by third parties that would interfere with the rights granted to Licensee under this agreement. Licensor shall indemnify, defend and hold Licensee, its agents, officers, directors and employees harmless against any claims or suits, provided prompt notice of which is given Licensor by Licensee, arising solely and directly out of the authorized use of the Trademarks on the Products by Licensee in the Territory, but in no event shall such indemnification include consequential damages, including, but not limited to any compensation or reimbursement for loss of prospective profits, anticipated sales or other losses occasioned by cancellation or termination of this agreement or any other reason. Licensor shall have the option to settle or to undertake and conduct the defense of any such claim or suit; but Licensee shall, upon notice from Licensor and pursuant to Licensor's instructions, handle, undertake and conduct the defense of any such suit at Licensor's expense. If Licensor does not so notify Licensee, Licensee may through counsel of its own choice and at its own expense participate in any such litigation, but in such event Licensor shall have sole and exclusive control over such defense and Licensor's decisions shall govern and control. Licensee expressly covenants that no compromise or settlement of any claim or suit, or any preliminary negotiations with respect to any compromise or settlement, shall be made or entered into without the prior written approval of Licensor.

     b. Enforcement: Licensee shall promptly notify Licensor in writing of any actual, suspected or apparent infringement or imitation of the Trademarks on products similar or identical to the Products that may come to the attention of Licensee. Licensor shall take that action in regard to such infringement or imitation as Licensor, in its sole judgment, deems to be reasonable. Licensor shall, in its sole and absolute discretion, decide whether to undertake or conduct any suit or assert any claim with respect to such infringement or imitation; but Licensee shall, upon notice from Licensor and pursuant to Licensor's instructions, vigorously handle, undertake and conduct any such suit or assert any such claim at Licensor's expense in the name of Licensor, or Licensee or in both names as Licensor may direct. Licensee expressly covenants that no compromise or settlement of any such suit or claim, or any preliminary negotiations with respect to any compromise or settlement, shall be made or entered into without the prior written approval of Licensor. Licensee may share in any damage recovery obtained by Licensor as a result of any such suit or claim only if

     Licensee notified Licensor upon the initiation of such suit or claim that Licensee desires to participate financially in such suit or claim and only in an amount that shall bear the same ratio to the damage recovery as the amount of Licensee's financial participation bears to the total costs and expenses incurred by Licensor in obtaining such damage recovery. In no event shall Licensor be responsible to Licensee for any consequential damages that may result from such infringement or imitation.

     5.   RELATIONSHIP BETWEEN THE PARTIES.
          --------------------------------

          a. No Joint Venture: Nothing herein contained shall be construed to place the parties in the relationship of partners or joint venturers, and Licensee shall have no power to obligate or bind Licensor, its subsidiaries or affiliates in any manner whatsoever.

          b.    Assignment:
                ----------

                (i) Licensor, in entering into this agreement, is relying entirely upon the skills, reputation and personnel, including the officers, directors and shareholders, of Licensee. This agreement and all rights and duties hereunder are personal to Licensee and shall not, without the prior consent of Licensor (which may be given or withheld in the sole discretion of Licensor), be sold, transferred, leased, assigned, mortgaged or otherwise encumbered by Licensee or by operation of law. Any attempt to sell, transfer, lease, assign, mortgage or otherwise encumber this agreement, or any of the rights and duties hereunder, or any change in the principal officers, principal directors or shareholders of Licensee or an entity having a financial interest in Licensee (other than non-controlling shareholders of a corporation whose shares are freely traded on a nationally recognized stock exchange), without the prior written consent of Licensor shall constitute a material violation of and an incurable default under this agreement. The consent of Licensor to any one assignment or transfer shall not be deemed to be consent to any subsequent assignment or transfer.

                (ii) Licensor may assign this agreement to any of its subsidiaries or affiliates or to any entity that succeeds to the interest of Licensor in the Trademarks without the consent of Licensee and shall have the right to nominate any other person, company or corporation to receive royalty income or to undertake the obligations of Licensor under the terms of this agreement whether or not this agreement is so assigned.

     6. SUBLICENSING. Licensee may not, without the prior written approval of Licensor, whose approval may be withheld without providing any reasons and whose discretion shall be final and absolute, enter into sublicense or subcontract agreements for any of the rights or obligations of Licensee under this License. The consent of Licensor to any one sublicense shall not be deemed to be a consent to any subsequent sublicense.

     7.   DEFAULTS AND RIGHTS OF TERMINATION.
          ----------------------------------

          a. Defaults and Right to Cure: If Licensee shall violate any of its obligations or warranties under the terms of this agreement, Licensor shall have the right and option, but not the duty, to terminate this License upon ten (10) days' prior written notice, but no neglect or failure to serve such notice shall be deemed to be a waiver of any breach of any covenant or stipulation under this agreement. Such termination of this License shall become effective unless the violation complained of shall be completely remedied to the satisfaction of Licensor within such ten (10) day period. If the violation complained of is of a kind that a remedy or cure cannot effectively restore the prior circumstances, then this agreement shall terminate forthwith upon service of such notice without any period of grace as aforesaid. The termination of this License shall be without prejudice to any rights that Licensor may otherwise have against Licensee under this agreement or under law.

          b.   Bankruptcy or Assignment for Creditors' Business Discontinuance:
     If Licensee files a petition in bankruptcy or is adjudicated a bankrupt, or if a petition in bankruptcy is filed against Licensee, or if Licensee shall become insolvent or shall make or agree to make an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, or if Licensee discontinues business, or if a receiver shall be appointed for Licensee, this License shall automatically terminate forthwith without the necessity of any notice whatsoever. If this License is so terminated, Licensee or its receivers, representatives, trustees, agents, administrators, successors or assigns shall have no right to sell, exploit or in any way deal with any Products, Wrapping Materials or Related Materials, except with and under the special written consent and instructions of Licensor that they shall be obligated to follow.

          c. Loss of Trademark Riqhts: If Licensee's right to use the Trademarks is adjudged illegal or invalid, and such adjudication has become final and non-appealable, or if a settlement agreement is entered by Licensor into that prohibits Licensee's right to use the Trademarks, this License shall automatically terminate as of the date of such final and non-appealable adjudication or the entry of such settlement agreement without the necessity of any notice whatsoever. Licensee shall have no claim of any nature against Licensor for the loss of the right to use the Trademarks.

          d. Impossible Performance: Licensee and Licensor shall be released from their respective obligations under this agreement and this License shall terminate, if governmental regulations or other causes arising out of a state of national emergency or war, or any other similar cause beyond the control of the parties hereto, shall render performance impossible. Either party shall so inform the other in writing of any such cause and of its desire to be released, and immediately thereafter this License shall terminate and all royalties on sales of the Products theretofore made shall become immediately due and payable.

     8.   TERMINATION OR EXPIRATION.
          -------------------------

          a. Effect of Termination or Expiration: Upon and after the expiration or termination of this License, all rights granted to Licensee under this agreement shall forthwith revert to Licensor. Licensee will refrain from any further use of the Trademarks or any further reference to anything, including but not limited to words, devices, designs and symbols, similar to the Trademarks or in any way associated with Licensor, its subsidiaries and affiliates, in connection with the conduct of Licensee's business, except with the written consent of Licensor and except as expressly provided in this Paragraph 8.

          b. Reserved Rights: The expiration or termination of this License under any of the terms of this agreement shall not relieve Licensor or Licensee, respectively, of any obligations incurred prior or subsequent to such expiration or termination; nor shall expiration or termination impair or prejudice any of the rights of Licensor or Licensee, respectively, accruing prior or subsequent thereto. Upon termination, the Guaranteed Royalty for the then current License Year shall be prorated based on the ratio that the number of days in such License Year prior to termination bears to the number of days in the License Year had the agreement not been terminated. Earned Royalties due for such License Year shall be the excess of Earned Royalty over such prorated Guaranteed Royalty. Any overpayment or underpayment of Guaranteed or Earned Royalties shall be adjusted by the parties in accordance with Paragraph 2.d.(i) hereof.

          c. Inventory: Within ninety (90) days prior to the expiration of this License, or within ten (10) days after (i) receipt of notice of termination or (ii) the happening of any event that terminates this License where no such notice is required, Licensee shall furnish to Licensor a complete and accurate statement showing the number and description of all Products in process and on hand. Licensor or its authorized agents shall have the right to conduct a physical inspection and take inventory to ascertain or verify such inventory and statement, and any refusal by Licensee to submit to such physical inventory by Licensor or its authorized agents shall forfeit Licensee's right to complete any work in process and to dispose of any such inventory; Licensor retaining all other legal and equitable rights it may have in the circumstances, which rights are hereby reserved.

          d. Continued Sales After Termination or Expiration: Upon the expiration of the term of this License or if this License is terminated pursuant to any paragraph of this agreement except paragraphs 2.i. or 7.b. hereof, and except as provided in Paragraph 8.c. and provided Licensee is in complete compliance with the payment of all royalties or other amounts owed to Licensor, Licensee may for a period of ninety (90) days after the Expiration Date or notice of termination (the "Sell-off Period") dispose of, through Licensee's existing, recognized network of distributors, Products that have been approved by Licensor and that are in process or on hand at the date of expiration of the term of this License or the time such notice of termination is received; but in such event Licensee shall pay royalties and furnish statements with respect to the Sell-off Period in accordance with the terms of this agreement as though this License were still in effect. It is expressly understood and accepted by Licensee that the Sell-off Period provided for under this Paragraph 8.d. shall be non-exclusive. If this License is terminated pursuant to Paragraphs 2.i. or 7.b. hereof or for failure of Licensee to pay royalties or any other payment required under the terms of this agreement, Licensor shall forfeit any and all rights to a Sell-off Period and shall be obligated to turn over to Licensor all Products in process or on hand at the time of termination.

          e. Equitable Relief: Subject to Paragraph 8.d. above, Licensee hereby acknowledges that its failure to cease the manufacture, sale or distribution of the Products, Wrapping Materials and Related Materials upon the termination or expiration of this agreement, will result in damage to Licensor and to the rights of any subsequent licensee for which there is no adequate remedy at law. Accordingly, in the event of such failure, Licensor shall be entitled to equitable relief by way of temporary and permanent injunction and such other relief as any court of competent jurisdiction may deem just and proper. In this regard Licensee hereby consents to the judgment of temporary and permanent injunction in favor of Licensor in order to give effect to this Paragraph 8.e.

          f. Continuity of Sales: In order to enable Licensor to maintain continuity of sales of the Products upon expiration or termination of this agreement, Licensor shall have the right, notwithstanding anything to the contrary contained in Paragraph l.a. hereof, to authorize another person or firm to manufacture, to show, and to solicit and receive orders for, the Products for a time three (3) months preceding the expiration of this agreement, or from the time that notice is given of termination of this agreement, whichever is sooner. Such person or firm shall not, however, be authorized to ship to its customers any of the Products so manufactured and shown until after this agreement has expired or has been terminated (but may ship Products on a nonexclusive basis during the Sell-Off Period, if any, pursuant to Paragraph 8.d. hereof).

          g. Guaranteed Royalties: Anything in this agreement to the contrary notwithstanding, if Licensor terminates this agreement as a result of default by Licensee, Licensee shall immediately pay to Licensor as liquidated damages all outstanding Guaranteed Royalties required to be paid during the "Full Term" (as hereinafter defined) of this agreement in addition to any Earned Royalties that may be due through the effective date of termination. As used in this Paragraph 8.g., "Full Term" shall mean each and every License Year of the initial term and any renewal term that may be in effect at the time of such termination as if this agreement had not been terminated as contemplated under this Paragraph 8.g.

     9. Notices. All legal notices, consents, and other communications required by the terms of this agreement, including any change of address or addressee, shall be in writing and shall be sent to Licensee at the address specified in Paragraph S.2. of the Schedule and to Licensor at the address specified in Paragraph S.1. of the Schedule marked, Attention: Senior Vice President, Product Licensing, with a separate copy marked, Attention: General Counsel. Such legal notices shall be sent by telex or facsimile with a copy sent postage prepaid, certified or registered mail, return receipt requested and shall be deemed conclusively to have been served when actually received or refused by the addressee or upon notification of non-deliverability by the postal authorities, as the case may be. All reports required by the terms of this agreement shall be sent marked, Attention: Senior Vice President, Product Licensing. All material requiring approval shall be sent to Licensor marked,
Attention: Brand Director or to such different or additional parties and addresses as Licensor may designate from time to time. All reports and material requiring approval and responses to same may be sent by telex or facsimile provided the sender requests and receives written confirmation from the addressee that such communication has been received and is legible; and such reports and material shall be deemed conclusively to have been given upon receipt by the sender of the confirmation of receipt and legibility. Reports or material requiring approval that cannot be sent by telex or facsimile shall be sent postage pre-paid, DHL or other similar express mail carrier, return receipt requested and shall be deemed conclusively to have been given when actually received or refused by the addressee or upon notification of non-deliverability by the postal authorities, as the case may be.

     10. INVALIDITY. If any provision or any application of any provision hereof is adjudged illegal, unenforceable or invalid and such adjudication has become final and non-appealable, such provision or application shall be deemed deleted without affecting the remainder of this agreement unless such deletion shall have a material adverse effect upon the rights or obligations of either party hereto and notice of such effect is given as provided in the following sentence. Either party may notify the other within forty-five (45) days after such adjudication has become final and non-appealable that in its opinion such deletion would have a material adverse effect upon the notifying party and that this License is terminated by reason thereof; but the existence of such effect and the termination of this License shall be subject to contest by the party receiving such notice if it notifies the other party, within forty-five (45) days after service of the notice of termination upon it, of its desire so to contest the matter and thereafter proceeds promptly with a proceeding so to contest the matter. During such time as the matter is being contested, this agreement shall remain in full force and effect.

     11. CONSENTS AND APPROVALS. In this agreement where the consent or approval of Licensor is required to any action of Licensee, such consent or approval shall only be effective if granted in writing by Licensor. If Licensor fails or declines to grant such consent or approval to Licensee, Licensor shall not be liable to give any reason therefore nor for any events or circumstances that arise as a result of such failure.

     12. APPLICABLE LAW. This agreement shall be governed by the laws of the State of Illinois (U.S.A.).

     13. NO BROKER. Licensee warrants and represents that Licensee used no broker in connection with this transaction.

     14. TITLES. The titles to the sections, subsections or other headings in this agreement are for reference purposes only and shall not define, limit or affect the meaning or interpretation of this aqreement.

     15. ENTIRE AGREEMENT. This agreement represents the entire understanding of the parties. None of the terms of this agreement can be waived or modified except by an express agreement in writing signed by the parties. There are no representations, promises, warranties, covenants or undertakings other than those contained in this agreement. The failure of either party hereto to enforce, or the delay by either party in enforcing, any of its rights under this agreement shall not be deemed as constituting a waiver or a modification thereof and either party may, within the time provided by applicable law, commence appropriate proceedings to enforce any or all of such rights. No person, firm, group or corporation other than Licensee, Licensor, its subsidiaries and affiliates shall be deemed to have acquired any rights by reason of anything contained in this agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the day and year first above written.

                               PLAYBOY ENTERPRISES, INC.
                                    (LICENSOR)

                               By  /s/ M.E. Levenson
                                  -------------------------------

                               CHAIFA INVESTMENT, LIMITED
                                    (LICENSEE)


                               By  /s/ John Chan Chun Tung
                                  -------------------------------

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